                                                                    EXHIBIT 99.1

[LOGO]

               LIBERTY MEDIA REPORTS RECORD SECOND QUARTER RESULTS

        QVC REPORTS 10% REVENUE GROWTH AND 17% OPERATING CASH FLOW GROWTH

Englewood, Colorado - Liberty Media Corporation ("Liberty") reported strong results at both its Liberty Interactive Group and Liberty Capital Group.

[LOGO]

LIBERTY INTERACTIVE GROUP - Liberty Interactive Group's revenue increased 16% and operating cash flow(1) increased 19% due to the strong operating results at QVC and the addition of Provide Commerce which was acquired on February 9th.

"We are pleased with the strong operating performance at Liberty Interactive, which was fueled by the continued excellent results at QVC," said Liberty Chairman John C. Malone. "We demonstrated our pleasure by repurchasing more than 19 million shares of stock in the quarter."

QVC

QVC's total revenue increased 10% to $1,630 million and operating cash flow increased 17% to $378 million.

QVC's domestic revenue and operating cash flow increased 10% and 14%, respectively. The domestic revenue growth was attributed to increased sales to existing subscribers primarily in the areas of accessories and jewelry as the total number of units shipped during the quarter increased 8% and the average selling price increased 3%. QVC.com sales as a percentage of domestic sales grew from 18% in the second quarter of 2005 to 20% in 2006. The domestic operating cash flow margin primarily increased due to higher credit card income associated with the company's private label credit card and operating leverage.

QVC's international revenue increased 10% to $490 million for the quarter due to greater sales to existing subscribers in Germany and Japan and new subscriber growth in each of our international markets partially

-------------------
1. Please see page 8 of this press release for the definition of operating cash flow and a discussion of management's use of this performance measure. Schedule 1 to this press release provides a reconciliation of Liberty's consolidated segment operating cash flow for its operating segments to consolidated earnings from continuing operations before income taxes and minority interests. Schedule 2 to this press release provides a reconciliation of the operating cash flow for each privately held entity presented herein to that entity's operating income for the same period, as determined under GAAP.

                                       1
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offset by unfavorable foreign currency exchange rates. Excluding the effect of exchange rates, international revenue increased 13%. The operating cash flow of the international operations increased from $76 million to $95 million, or 25%, due to the increased revenue, improved gross margins and operating leverage. International margins increased 2% to 39% due to a lower inventory obsolescence provision and a higher initial gross mark-on. Excluding the effect of exchange rates, QVC's international operating cash flow increased 27%.

On July 26th, Liberty announced that it has entered into an agreement to acquire 100% of BUYSEASONS, Inc., the operator of online costume retailer
BuyCostumes.com. BuyCostumes.com will be attributed to Liberty Interactive and will enhance Liberty's web-based retailing strategy.

During the second quarter, Liberty repurchased approximately 19.3 million shares of Liberty Interactive Series A common stock at an average cost per share of $17.66 for aggregate cash consideration of $341 million.

At June 30, 2006, there were approximately 683.7 million outstanding shares of LINTA and LINTB and 19.6 million shares of LINTA and LINTB reserved for issuance pursuant to warrants and employee stock options. At June 30, 2006, there were
1.6 million options that had a strike price that was lower than the closing stock price. Exercise of these options would result in aggregate proceeds of approximately $23 million.

QVC's outstanding bank debt was $1.2 billion at June 30, 2006; the increase of $400 million during the quarter was primarily due to funding repurchases of Liberty Interactive Series A common stock.

OUTLOOK - Liberty expects the operations attributed to the Liberty Interactive Group, which includes QVC for all of 2006 and Provide Commerce from the date of its acquisition on February 9, 2006, to increase over the attributed 2005 operating results, which included only QVC's operations, as follows:

     o    Revenue growth in the low double digits %.

     o    Operating cash flow growth in low double digits %.

     o    Operating income growth in low double digits %.

The foregoing estimates assume with respect to QVC, among other factors, that its product mix and foreign currency exchange rates affecting its international businesses will be consistent as compared to 2005, while revenue growth rates will experience a slight slowing due to difficult comparisons to the favorable results achieved in 2005. These estimated growth rates are not expected to be achieved ratably on a quarterly basis as the Liberty Interactive Group's attributed businesses will likely experience different quarter over quarter growth rates for each calendar quarter of 2006.

                                       2
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The businesses and assets attributed to Liberty Interactive Group are engaged in, or are ownership interests in companies that are engaged in, sales of goods and services primarily through television programming and the Internet, and currently include its subsidiaries QVC and Provide Commerce and its approximate 20% interests in IAC/InterActiveCorp, Expedia and GSI Commerce. Liberty identified QVC, Inc., a consolidated, 98.9% owned subsidiary, as the principal operating segment of Liberty Interactive Group.

[LOGO]

LIBERTY CAPITAL GROUP - During the quarter, Liberty sold its 50% interest in Court TV for $735 million in cash and recorded a gain of $303 million. Also during the quarter, Liberty announced the acquisition of IDT Entertainment from IDT Corporation for all of Liberty's interests in IDT, $186 million in cash and the assumption of existing indebtedness. With this acquisition, Starz Entertainment will have the capability to create a wide array of CG animated and live action programming for domestic and international distribution in all major channels, including broadcast syndication, premium television, theatrical, and home video/DVD.

"We continue to make progress on divesting non-core assets and reinvesting in our strategic businesses," said Liberty President and CEO Gregory B. Maffei. "We were also pleased with the operating and investment performance of News Corporation, our largest asset in Liberty Capital, during the quarter."

STARZ ENTERTAINMENT GROUP

Starz Entertainment Group ("Starz Entertainment") revenue increased 2% to $264 million and operating cash flow increased 6% to $50 million. The growth in revenue was primarily due to a $14 million increase resulting from an increase in the average number of subscription units for Starz Entertainment's services. Starz average subscription units increased 6% and Encore average subscription units increased 8%. The effect on revenue of these increases in subscription units was partially offset by an $8 million decrease due to a decrease in the effective rate charged for such services due to the fixed-rate affiliation agreements that Starz Entertainment has entered into in recent years.

Starz Entertainment's operating expenses increased 1% for the quarter. The increase was due to higher programming costs, which increased 8% from $167 million to $180 million, partially offset by a decrease in SG&A expenses. The programming increases were primarily due to $16 million of additional amortization of deposits previously made under certain of Starz
Entertainment's output arrangements. The decrease in

                                       3
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SG&A expenses was due to a $10 million decrease in sales and marketing due to the elimination of certain marketing support commitments under the new affiliation agreement with Comcast partially offset by marketing expenses related to the commercial launch of Vongo. Starz Entertainment expects that over the course of 2006, additional marketing expenses for Vongo and its traditional services will exceed the benefits derived from lower marketing support requirements for Comcast, and that its full-year 2006 sales and marketing expenses may exceed those of 2005. Operating cash flow increased due to increased revenue combined with a smaller increase in operating expenses.

At June 30, 2006, there were approximately 140.5 million outstanding shares of LCAPA and LCAPB and 3.9 million shares of LCAPA and LCAPB reserved for issuance pursuant to warrants and employee stock options. At June 30, 2006, there were
1.2 million options that had a strike price that was lower than the closing stock price. Exercise of these options would result in aggregate proceeds of approximately $90 million.

OUTLOOK - Liberty does not provide combined guidance for the businesses attributed to the Liberty Capital Group for 2006 as such information is not considered meaningful. Guidance is being provided separately for Starz Entertainment which is the largest operating business attributed to the Liberty Capital Group.

STARZ ENTERTAINMENT GROUP

     o Liberty expects that revenue, OCF and operating income of Starz Entertainment for 2006 will be substantially similar to those recognized in 2005.

The foregoing estimates are premised upon, among other factors, that Starz Entertainment continues to experience positive trends under its affiliation agreements, Starz Entertainment's distributors continue to see growth in digital subscribers consistent with that experienced in 2005, the quantity and timing of receipt of output product from the studios does not materially change from that experienced in 2005 and Starz subscription units continue to increase. These estimates further assume that Starz Entertainment's 2006 programming costs increase by mid-single digit percentages over the same periods in 2005.

The businesses and assets attributed to Liberty Capital Group are all of Liberty Media's businesses and assets other than those attributed to Liberty Interactive Group and include its subsidiaries Starz Entertainment Group LLC, On Command Corporation, OpenTV Corp. and TruePosition, Inc., its equity affiliates GSN LLC and WildBlue Communications, Inc. and our interests in News Corporation, Time Warner, Inc. and Sprint Nextel Corporation. Liberty identified Starz Entertainment Group, a consolidated, wholly owned subsidiary, as its principal operating segment of Liberty Capital Group.

                                       4
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NOTES

Liberty Media Corporation operates and owns interests in a broad range of video and on-line commerce, media, communications and entertainment businesses. Those interests are attributed to two tracking stock groups: Liberty Interactive Group and Liberty Capital Group.

As a supplement to Liberty's consolidated statements of operations included in its 10-Q, the following is a presentation of financial information on a stand-alone basis for QVC and Starz Entertainment.

Unless otherwise noted, this earnings release compares financial information for the three months ended June 30, 2006 to the same period in 2005. Please see page 8 of this press release for the definition of operating cash flow and a discussion of management's use of this performance measure. Schedule 1 to this press release provides a reconciliation of Liberty's consolidated segment operating cash flow for its operating segments to consolidated earnings from continuing operations before income taxes and minority interests. Schedule 2 to this press release provides a reconciliation of the operating cash flow for each privately held entity presented herein to that entity's operating income for the same period, as determined under GAAP. Certain prior period amounts have been reclassified for comparability with the 2005 presentation.

FAIR VALUE OF PUBLIC HOLDINGS AND DERIVATIVES

                                                                              June 30,      March 31,      June 30,
(AMOUNTS IN MILLIONS AND INCLUDE THE VALUE OF DERIVATIVES)                      2005          2006           2006
                                                                              --------      ---------      --------
InterActiveCorp                                                                $ 3,325        2,040        1,834
Expedia (1)                                                                         --        1,403        1,038
Non Strategic Public Holdings                                                      138          140          115
                                                                               -------      -------      -------
     TOTAL ATTRIBUTED LIBERTY INTERACTIVE GROUP                                $ 3,463        3,583        2,987
                                                                               -------      -------      -------
News Corporation                                                                 8,374        8,660        9,886
Non Strategic Public Holdings                                                    8,303        7,049        6,975
                                                                               -------      -------      -------
     TOTAL ATTRIBUTED LIBERTY CAPITAL GROUP                                    $16,677       15,709       16,861
                                                                               -------      -------      -------

-------------------
(1) Represents fair value of Liberty's investment in Expedia. In accordance with GAAP, Liberty accounts for this investment using the equity method of accounting and includes this investment in its consolidated balance sheet at its historical carrying value. Expedia was spun-off from InterActiveCorp on August 9, 2005.


                                       5
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CASH AND DEBT

The following presentation is provided to separately identify cash and liquid investments and debt information.

                                                                           June 30,      March 31,     June 30,
(AMOUNTS IN MILLIONS)                                                      2005 (1)       2006           2006
                                                                           --------      ---------     --------
CASH AND CASH RELATED INVESTMENTS:
Total Attributed Liberty Interactive Group Cash (GAAP)                      $   830           892           925
Total Attributed Liberty Capital Group Cash (GAAP)                              546           788         1,726
                                                                            -------       -------       -------
     Total Liberty Consolidated Cash (GAAP)                                   1,376         1,680         2,651
                                                                            -------       -------       -------
Short-Term Investments (2)                                                        6             6             8
Long-Term Marketable Securities (3)                                             100           279           409
                                                                            -------       -------       -------
     Total Attributed Liberty Capital Group Liquid Investments                  106           285           417
                                                                            -------       -------       -------

Total Attributed Liberty Interactive Group Cash and Liquid Investments          830           892           925
Total Attributed Liberty Capital Group Cash and Liquid Investments              652         1,073         2,143
                                                                            -------       -------       -------
     TOTAL LIBERTY CONSOLIDATED CASH AND LIQUID INVESTMENTS                 $ 1,482         1,965         3,068
                                                                            =======       =======       =======

DEBT:
Senior Notes and Debentures (4)                                             $ 4,833         4,476         4,476
QVC Bank Credit Facility                                                        800           800         1,200
Other                                                                            74            68            68
                                                                            -------       -------       -------
     TOTAL ATTRIBUTED LIBERTY INTERACTIVE GROUP DEBT                        $ 5,707         5,344         5,744
Less:  Unamortized Discount                                                     (18)          (17)          (16)
                                                                            -------       -------       -------
     TOTAL ATTRIBUTED LIBERTY INTERACTIVE GROUP DEBT (GAAP)                 $ 5,689         5,327         5,728
                                                                            -------       -------       -------

Senior Exchangeable Debentures (5)                                            4,588         4,580         4,580
Other                                                                            36            60            60
                                                                            -------       -------       -------
     TOTAL ATTRIBUTED LIBERTY CAPITAL GROUP DEBT                            $ 4,624         4,640         4,640
Less:  Unamortized Discount Attributable To Call Option Obligations          (2,246)       (2,170)       (2,147)
                                                                            -------       -------       -------
     TOTAL ATTRIBUTED LIBERTY CAPITAL GROUP DEBT (GAAP)                     $ 2,378         2,470         2,493
                                                                            -------       -------       -------
     TOTAL CONSOLIDATED LIBERTY DEBT (GAAP)                                 $ 8,067         7,797         8,221
                                                                            =======       =======       =======

-------------------
(1) Cash and cash related investments of Ascent Media Group, Inc. have been excluded for June 30, 2005 as these assets were spun off on July 21, 2005 as part of Discovery Holding Company.

(2) Short-term marketable debt securities which are included in other current assets in Liberty's consolidated balance sheet.

(3) Long-term marketable debt securities which are included in investments in available-for-sale securities and other cost investments in Liberty's consolidated balance sheet.

(4) Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.

(5) Face amount of Senior Exchangeable Debentures with no reduction for the unamortized discount attributable to the embedded call option obligation.

Total Attributed Liberty Interactive Group Cash and Liquid Investments remained relatively flat compared to March 31, 2006 due to cash flow from QVC operations and borrowings on the QVC bank credit facility partially offset by the purchase of Liberty Interactive Series A common stock, interest payments and working capital needs at QVC. Total Attributed Liberty Interactive Group Debt increased $400 million due to borrowings on the QVC bank credit facility.

Total Attributed Liberty Capital Group Cash and Liquid Investments increased $1.1 billion compared to March 31, 2006 due to the sale of Liberty's 50% interest in Court TV, cash flows from operations of subsidiaries attributed to Liberty Capital Group and dividend and interest income received. Total Attributed Liberty Capital Group Debt remained flat.

IMPORTANT NOTICE: Liberty Media Corporation ("Liberty") (Nasdaq: LINTA, LINTB, LCAPA, LCAPB) President and CEO, Gregory B. Maffei will discuss Liberty's earnings release in a conference call which will begin at 11:00am (ET) on August 9, 2006. The call can be accessed by dialing (719) 785-9444 or (866) 719-0110 at least 10 minutes prior to the start time. Replays of the conference call can be accessed from 2:00 p.m. (ET) on August 9, 2006 through 5:00 p.m. (ET) August 16, 2006, by dialing (719) 457-0820 or (888) 203-1112 plus the pass code 7932844#.
The call will also be broadcast live across the Internet and archived on our website until August 16, 2007. To access the web cast go to http://www.libertymedia.com/investor_relations/default.htm. Links to this press release will also be available on the Liberty Media web site.

CERTAIN STATEMENTS IN THIS PRESS RELEASE MAY CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, INCLUDING THE STATEMENTS REGARDING STARZ ENTERTAINMENT'S MARKETING EXPENSE TREND FOR THE REMAINDER OF 2006 AND THE STATEMENTS UNDER THE HEADING "2006 OUTLOOK." SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER IMPORTANT FACTORS THAT COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE OPERATING BUSINESSES OF LIBERTY INCLUDED HEREIN OR INDUSTRY RESULTS, TO DIFFER MATERIALLY FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH RISKS, UNCERTAINTIES AND OTHER FACTORS INCLUDE, AMONG OTHERS:
THE RISKS AND FACTORS DESCRIBED IN THE PUBLICLY FILED DOCUMENTS OF LIBERTY, INCLUDING THE MOST RECENTLY FILED FORM 10-Q AND FORM 10-K OF LIBERTY; GENERAL ECONOMIC AND BUSINESS CONDITIONS AND INDUSTRY TRENDS INCLUDING IN THE ADVERTISING AND RETAIL MARKETS; THE CONTINUED STRENGTH OF THE INDUSTRIES IN WHICH SUCH BUSINESSES OPERATE; CONTINUED CONSOLIDATION OF THE BROADBAND DISTRIBUTION AND MOVIE STUDIO INDUSTRIES; UNCERTAINTIES INHERENT IN PROPOSED BUSINESS STRATEGIES AND DEVELOPMENT PLANS; CHANGES IN DISTRIBUTION AND VIEWING OF TELEVISION PROGRAMMING, INCLUDING THE EXPANDED DEPLOYMENT OF PERSONAL VIDEO RECORDERS AND IP TELEVISION AND THEIR IMPACT ON TELEVISION ADVERTISING REVENUE AND HOME SHOPPING NETWORKS; INCREASED DIGITAL TELEVISION PENETRATION AND THE IMPACT ON CHANNEL POSITIONING OF OUR NETWORKS; RAPID TECHNOLOGICAL CHANGES; FUTURE FINANCIAL PERFORMANCE, INCLUDING AVAILABILITY, TERMS AND DEPLOYMENT OF CAPITAL; AVAILABILITY OF QUALIFIED PERSONNEL; THE DEVELOPMENT AND PROVISION OF PROGRAMMING FOR NEW TELEVISION AND TELECOMMUNICATIONS TECHNOLOGIES; CHANGES IN, OR THE FAILURE OR THE INABILITY TO COMPLY WITH, GOVERNMENT REGULATION, INCLUDING, WITHOUT LIMITATION, REGULATIONS OF THE FEDERAL COMMUNICATIONS COMMISSION, AND ADVERSE OUTCOMES FROM REGULATORY PROCEEDINGS; ADVERSE OUTCOMES IN PENDING LITIGATION; CHANGES IN THE NATURE OF KEY STRATEGIC RELATIONSHIPS WITH PARTNERS AND JOINT VENTURES; COMPETITOR RESPONSES TO SUCH OPERATING BUSINESSES' PRODUCTS AND SERVICES, AND THE OVERALL MARKET ACCEPTANCE OF SUCH PRODUCTS AND SERVICES, INCLUDING ACCEPTANCE OF THE PRICING OF SUCH PRODUCTS AND SERVICES; AND THREATENED TERRORIST ATTACKS AND ONGOING MILITARY ACTION, INCLUDING ARMED CONFLICT IN THE MIDDLE EAST AND OTHER PARTS OF THE WORLD. THESE FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE OF THIS PRESS RELEASE. LIBERTY EXPRESSLY DISCLAIMS ANY OBLIGATION OR UNDERTAKING TO DISSEMINATE ANY UPDATES OR REVISIONS TO ANY FORWARD-LOOKING STATEMENT CONTAINED HEREIN TO REFLECT ANY CHANGE IN LIBERTY'S EXPECTATIONS WITH REGARD THERETO OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY SUCH STATEMENT IS BASED.

Contact:  John Orr (720) 875-5622

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SUPPLEMENTAL INFORMATION

As a supplement to Liberty's consolidated statements of operations, the following is a presentation of quarterly financial information and operating metrics on a stand-alone basis for the two largest privately held businesses (QVC, Inc. and Starz Entertainment Group LLC) owned by or in which Liberty held an interest at June 30, 2006.

Please see below for the definition of operating cash flow (OCF) and Schedule 2 at the end of this document for reconciliations for the applicable periods in 2005 and 2006 of operating cash flow to operating income, as determined under GAAP, for each identified entity.

QUARTERLY SUMMARY

(AMOUNTS IN MILLIONS)                      2Q05         3Q05         4Q05          1Q06         2Q06
                                          ------       ------       ------        ------       ------
LIBERTY INTERACTIVE GROUP
QVC, INC. (98.9%)
Revenue - Domestic                        $1,034        1,039        1,542         1,088        1,140
Revenue - International                      445          436          541           467          490
                                          ------       ------       ------        ------       ------
Revenue - Total                           $1,479        1,475        2,083         1,555        1,630
                                          ------       ------       ------        ------       ------
OCF - Domestic                            $  248          235          360           257          283
OCF - International                           76           71          109            98           95
                                          ------       ------       ------        ------       ------
OCF - Total                               $  324          306          469           355          378
                                          ------       ------       ------        ------       ------
Operating Income                          $  193          179          349           212          242
Gross Margin - Domestic                     38.0%        36.5%        35.8%         36.7%        38.0%
Gross Margin - International                36.7%        35.3%        36.3%         39.4%        38.8%
Homes Reached - Domestic                    89.9         90.5         90.8          90.8         91.1
Homes Reached - International               69.8         70.3         71.9          73.1         74.1
                                          ------       ------       ------        ------       ------

LIBERTY CAPITAL GROUP
STARZ ENTERTAINMENT GROUP LLC (100%)
Revenue                                   $  258          245          247           259          264
OCF                                       $   47           47           29            41           50
Operating Income (Loss)                   $   36           35           (2)           33           44
Subscription Units - Starz                  14.1         13.9         14.1          14.6         15.1
Subscription Units - Encore                 24.9         25.3         25.8          26.4         27.1
                                          ------       ------       ------        ------       ------

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of operating cash flow, which is a non-GAAP financial measure, for each of the privately held entities of Liberty included herein together with a reconciliation of that non-GAAP measure to the privately held entity's operating income, determined under GAAP. Liberty defines operating cash flow as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock and other equity-based compensation). Operating cash flow, as defined by Liberty, excludes depreciation and amortization, stock and other equity-based compensation and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.

Liberty believes operating cash flow is an important indicator of the operational strength and performance of its businesses, including the ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because operating cash flow is used as a measure of operating performance, Liberty views operating income as the most directly comparable GAAP measure. Operating cash flow is not meant to replace or supercede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for a reconciliation of consolidated segment operating cash flow to consolidated earnings from continuing operations before income taxes and minority interest (Schedule 1) and a reconciliation, for QVC and Starz Entertainment, of each identified entity's operating cash flow to its operating income calculated in accordance with GAAP (Schedule 2).


SCHEDULE 1

The following table provides a reconciliation of consolidated segment operating cash flow to earnings from continuing operations before income taxes and minority interest for the three months ended June 30, 2005 and 2006, respectively.

(AMOUNTS IN MILLIONS)                                                                             2Q05        2Q06
                                                                                                 ------      ------
Liberty Interactive Group                                                                        $ 323         385
Liberty Capital Group                                                                               45          53
                                                                                                 -----       -----
     CONSOLIDATED SEGMENT OPERATING CASH FLOW                                                    $ 368         438
                                                                                                 =====       =====

Consolidated segment operating cash flow                                                           368         438
Stock compensation                                                                                 (19)        (22)
Depreciation and amortization                                                                     (161)       (169)
Interest expense                                                                                  (146)       (160)
Realized and unrealized gains (losses) on financial instruments, net                              (288)        362
Gains (losses) on disposition of assets, net                                                        17         303
Other, net                                                                                           5          70
                                                                                                 -----       -----
       EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTEREST      $(224)        822
                                                                                                 =====       =====

SCHEDULE 2

The following table provides reconciliation, for QVC and Starz Entertainment, of operating cash flow to operating income calculated in accordance with GAAP for the three months ended June 30, 2005, September 30, 2005, December 31, 2005, March 31, 2006 and June 30, 2006, respectively.

(AMOUNTS IN MILLIONS)                      2Q05        3Q05       4Q05        1Q06        2Q06
                                          ------      ------     ------      ------      ------
LIBERTY INTERACTIVE GROUP
QVC, INC. (98.9%)
Operating Cash Flow                       $ 324         306         469         355         378
Depreciation and Amortization              (114)       (117)       (103)       (118)       (120)
Stock Compensation Expense                  (17)        (10)        (17)        (25)        (16)
                                          -----       -----       -----       -----       -----
     OPERATING INCOME                     $ 193         179         349         212         242
                                          =====       =====       =====       =====       =====

LIBERTY CAPITAL GROUP
STARZ ENTERTAINMENT GROUP LLC (100%)
Operating Cash Flow                       $  47          47          29          41          50
Depreciation and Amortization               (11)        (12)        (14)         (8)         (6)
Stock Compensation Expense                   --          --         (17)         --          --
                                          -----       -----       -----       -----       -----
     OPERATING INCOME (LOSS)              $  36          35          (2)         33          44
                                          =====       =====       =====       =====       =====

                                       9